Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. I TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of April 16, 2012 (the “Effective Date”), is entered into by and among EP Energy, L.L.C., a limited liability company organized under the Laws of the State of Delaware and formerly known as EP Energy Corporation (“EPE LLC”), EP Energy Holding Company, a corporation organized under the Laws of the State of Delaware (‘‘New EPE”), El Paso Brazil, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“EP Brazil” and together with EPE LLC and New EPE, “Sellers” and each a “Seller’’), and EPE Acquisition, LLC, a limited liability company organized under the Laws of the State of Delaware (“Purchaser”). Sellers, on the one hand, and Purchaser, on the other hand, are referred to collectively as the “Parties” and individually as a “ ”.

WHEREAS,  the Parties entered into that certain Purchase and Sale Agreement, dated as of February 24, 2012 (the “Purchase and Sale Agreement”), whereby (i) New EPE agreed, after giving effect to the actions contemplated by Section 8.I 0 of the Purchase and Sale Agreement, to sell, and Purchaser agreed to purchase (a) all of the issued and outstanding membership interests of EPE LLC and (b) all of the issued and outstanding shares of EP Egypt and (ii) EP Brazil agreed to sell, and Purchaser agreed to purchase all ofthe issued and outstanding quotas (or, in the case ofEl Paso Brazil Holding Company, all of the issued and outstanding shares) of the BrazilCos;

WHEREAS, the Parties desire to amend the Purchase and Sale Agreement in certain respects as more specifically set forth below; and

WHEREAS,  capitalized terms not defined herein shall have the meanings given to them in the

Purchase and Sale Agreement.

NOW, THEREFORE, in consideration ofthe agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

I.            Amendments.      The Parties agree that the Purchase and Sale Agreement is hereby amended as follows:

(a)                               Section 5.9(a) of the Purchase and Sale Agreement is hereby replaced in its entirety with the following:

“(a)      As soon as reasonably practicable after the Execution Date and in consultation with Purchaser, Sellers shall cause the Companies and Wholly-Owned Subsidiaries to enter into new swaps so that the commodity price risk associated with the anticipated future production of the Companies and Wholly Owned Subsidiaries for the calendar years of 2012 and 2013 will be hedged to the volumes set forth on Schedule 5.9 at market prices prevailing at the time of entering into such swaps. Sellers shall consult with Purchaser concerning the counterparties to such hedges and the quantities to be hedged. As such hedges are entered into, Sellers shall promptly notify Purchaser of the counterparty to the transaction, the product involved, the quantity hedged, the hedge price under the new hedge, any premiums or other payments made or received to enter into any new hedge and all other details of the transaction and provide Purchaser copies of the confirmations and other documentation evidencing such transactions. Purchaser may request that Sellers enter into new swaps so that the commodity price risk associated with the anticipated future production of the Companies and the Wholly Owned Subsidiaries for calendar year 2012 or 2013 will be hedged to volumes greater than the volumes set forth on Schedule or that commodity price risk associated with the anticipated future production of the Companies and the Wholly Owned Subsidiaries for calendar years 2014 and 2015 will be hedged at specified percentage levels (the “Requested Swaps”). Sellers shall (and shall cause the Companies and Company Subsidiaries to) reasonably cooperate with Purchaser to accommodate such request and implement the Requested Swaps, as permitted under the Revolving Credit Facility. Notwithstanding anything to the contrary herein, in no event shall Sellers, the Companies and the Company Subsidiaries be required to (i) enter into any transaction relating to Derivatives that would constitute a breach of, or default under, the Revolving Credit Facility or the EP Revolver or (ii) enter into any transactions relating to Requested Swaps unless Purchaser has agreed to pay and/or post (and does pay and/or post) any required premium, fee or other cost or expense associated with, or collateral required by, such transaction prior to its consummation.”.

(b)             Schedule 5.9 (Hedges) of the Purchase and Sale Agreement is hereby replaced its entirety with Exhibit A attached hereto.

(c)             Exhibit D (Form of Lease) of the Purchase and Sale Agreement is hereby replaced in its entirety with Exhibit B attached hereto.

2.            Ratification. Except as expressly amended hereby, all other terms and provisions of the Purchase and Sale Agreement shall remain in full force and effect. The Parties acknowledge that the Purchase and Sale Agreement, as amended hereby, is ratified and confirmed to be in full force and effect and that all rights, powers and duties created thereunder or existing thereby are ratified and confirmed in all respects.

3.            Execution in Counterparts. For the convenience of the Parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.            Governing Law. THIS AMENDMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

SELLER:	EP ENERGY, L.L.C.

	By:	/s/ Authorized Person
Name:
Title:

SELLER:	EP ENERGY HOLDING COMPANY

	By:	/s/ Authorized Person
Name:
Title:

SELLER:	EL PASO BRAZIL, L.L.C.

	By:	/s/ Antonio J. de Pinho
	Name:	Antonio J. de Pinho
	Title:	President

PURCHASER:	EPE ACQUISITION, LLC

	By:	/s/ Authorized Person
Name:
Title: